Exhibit 10.13.1
AMENDMENT TO LEASE
THIS AMENDMENT TO LEASE, being entered into this 3rd day of October, 2005, between 2101 Williams Associates, LLC, a California limited liability company, hereinafter called Lessor, and Energy Recovery, Inc., a Delaware corporation (ERI), hereinafter called Lessee, covering the premises commonly referred to as 1908 Doolittle Drive, San Leandro, California.
Lessor and Lessee hereby amend that certain Lease between them dated February 28, 2005 as follows:
1.	The term of the Lease shall be changed to commence on June 15, 2005, and end on June 14, 2010. The rent increase shall be effective on December 15, 2007.

2.	The premises as defined in paragraph 1.2a of the Lease are hereby expanded to include that certain approximately 4,072 SF of warehouse and office commonly known as 2181 Williams Street (Expansion Area) and outlined in green on Exhibit “A” attached hereto.

Lessee’s total revised square footage, including the Expansion Area referenced above, has herein been increased to approximately 26,254 square feet, including 8,847 SF of office and 17,407 SF of warehouse and manufacturing space.

3.	Lessor agrees at its sole cost and expense and as soon as it can reasonably be accomplished following the execution of this Amendment, to commence and prosecute to completion in a diligent and good and workmanlike manner the construction and delivery of the improvements to the Expansion Area as set forth in Exhibit “C.” Lessee understands that facets of the renovation and construction of said improvements will cause some inconvenience to Lessee and disruption of normal operations, including but not limited to the creation of dust and noise.

4.	The parties hereto are aiming toward substantial completion and delivery of the Expansion Area to the Lessee on October 15, 2005; provided that Lessor is not delayed by causes beyond its control, which shall include but not be limited to any unanticipated delays due to obtaining any necessary building permits, any delays in construction due to fires, unusually severe weather, labor problems including strikes or slowdowns, acts of God, and other similar causes, and delays caused by the Lessee or its agents and/or subcontractors. The Expansion Area lease term shall end coterminous with the initial Premises on June 14, 2010.

Should Lessor fail to deliver the Expansion Area by the above date, then the Expansion Area Lease term shall commence upon the date Lessor does substantially complete the above work and delivers possession to Lessee. If the actual lease commencement date of the Expansion Area is other than that set forth above, then Lessor and Lessee shall prepare and execute a Second Amendment to Lease setting forth the revised commencement and termination dates of the Expansion Area Lease term, but failure to execute such an amendment shall not affect the actual commencement date.

“Substantial completion” or “substantially completing” shall be the date as agreed between Lessor and Lessee, or, if the parties cannot so agree, then it shall be upon execution of a certification from the architect or engineer supervising the construction of the Premises that all of the improvements hereto above described have been on the date specified in said certification substantially completed in accordance with the plans and specifications to the extent that Lessee can reasonably and conveniently use and occupy the building and appurtenances for the conduct of its ordinary business and, if required, the issuance of a certificate, or temporary certificate, of occupancy for the Premises. It is understood that Lessee may commence setting up its operations and performing its separate tenant related improvements within the Expansion Area before Lessor substantially completes its construction; however, Lessee agrees that its work shall not interfere with or delay Lessor’s construction, including the date of substantial completion. Nor shall substantial completion be delayed due to Lessee’s delay or failure to perform its tasks or complete any improvements it undertakes.

5.	The base monthly rent for the Expansion Area, subject to existing and future increases over base year taxes and insurance and other expenses as set forth in the subject Lease, shall be as follows:

10/15/2005 — 12/14/2007	—	$3,828.00/month I.G.
12/15/2007 — 06/14/2010	—	$3,990.00/month I.G.
The total base monthly rent for all of Lessee’s premises shall be $21,128.00 ($0.80/SF), and shall increase on December 15, 2007 to $22,180.00 ($0.84/SF).

6.	Should the total cost of the improvements to the Expansion Area paid or incurred by Lessor exceed the total budgeted amount set forth in Exhibit “C” to this Lease, then Lessee at its option shall either (1) pay the difference to Lessor in cash within thirty (30) days after Lessor completes the construction and delivers the improved Expansion Area to the Lessee; or (2) amortize the difference as additional rental over the term for the Expansion Area at a 10% annualized interest rate. Lessor will endeavor, in good faith, to provide Lessee with realistic budget estimates, and to timely advise Lessee when said costs have or are expected to change.

7.	Lessee shall pay all common area expenses and all utility and service charges for the entire building. Should Lessor lease the vacant premises commonly known as 1906 Doolittle Drive, then Lessee’s share of common area expenses and utilities shall be reduced to its prorata share to be determined as set forth in Paragraph 55 of the Lease.

8.	The Security Deposit paid and Escrow Account established pursuant to the Lease shall remain in effect and cover the Expansion Area. At such time that the Escrow Account closes, Lessee shall deposit with Lessor $2,600 as security for 2181 Williams Street.

9.	Lessee’s option to renew for one (1) additional five (5) year period at market rents, with six (6) moths prior written notice will apply to the Expansion Area as well.

10.	Except as herein specified, all of the other terms and conditions of the subject Lease shall remain in full force and effect.
IN WITNESS WHEREOF, Lessor and Lessee have executed this Amendment To Lease the day and year first written above.

LESSOR		LESSEE

2101 Williams Associates, LLC		Energy Recovery, Inc.

By:	/s/ Donald L. Jones	By:	/s/ G.G. Pique

	Donald L. Jones, Manager		G.G. Pique, President/CEO

EXHIBIT “C”
to Amendment To Lease, dated September 8, 2005, by and between 2101 Williams, LLC, as Lessor, and Energy Recovery, Inc.
(ERI) as Lessee
RENOVATION AND IMPROVEMENTS FOR 2181 WILLIAMS STREET (4,072 SF)

BUDGET

ELECTRICAL		$9,800
•
Replace existing three (3) exterior light fixtures around loading dock with four (4) existing fixtures in Office 1 — one at 1908 Doolittle truck door, one at 2181 Williams truck door, and two along side of truck dock (existing fixture above main electrical panel will not be replaced)

•	Repair and relamp all lighting fixtures
•	Remove all unused conduit and approximately 6 panels on north wall in warehouse (Lessee responsible for meeting with electrician directly if any electrical improvements should stay)
•	Connect two (2) new exhaust fans (fans should be 208V)
•	Remove one (1) unused electrical transformers — from northeast corner of warehouse
•	Check telephone system in Office 1 and remove if obsolete
•	Add new lights to new drop ceiling in Office 1
•	Remove obsolete panel on east wall of Office I
•
Replace existing quadplexes with 2 duplexes per wall on the east, south and west walls of Office I — new duplexes should be closer to floor and recessed to make flush with new 5/8 sheetrock to be added

CARPENTRY		$18,000
•	Create 10’ x 12’ opening in wall between 2181 and 2189 Williams in approximate location of previously filled opening.

BUDGET

•	Remove wall cabinets and metal poster cabinet in Office 1. Save metal poster cabinet for ERI
•	Repair sliding doors and/or replace tracks in Office 1
•	Install new drop ceiling (2’ x 4’ grid) in Office 1
•	Install door closer on door to warehouse in Office 1
•	Sheetrock, tape and texture walls in Office 1 (painting by others)
•	Patch hole in hallway at ceiling in front of restroom
•	Create 4’ x 7’ opening in wall between 2181 Williams and 2199 Williams mfg area
•	Drop sprinkler heads for new suspended ceiling

PLUMBING		$1,500
•	Remove unused gas piping on north wall in warehouse
•	Remove floor to roof pipe/vent near mezzanine structure
•	2” water line with meter to remain on north wall in warehouse
•	Remove gas pipe and bib on west wall in Office 1 to above suspended ceiling height
•	Hydro jet sanitary sewer lines from trench drains

HVAC
•	Install two (2) new (each 12,000 CFM) exhaust fans (208V) Similar to those installed in 1908 Doolittle and 2189 Williams Air handling will match or exceed capacity of 3 existing fans in 1908 Doolittle	$8,200
•	Run HVAC to Office 1, Office 2, and hallway in front of Office 2 and restrooms	$15,955

DOCK & DOOR EQUIPMENT		landlord
•	Insure loading dock platform is in working order
•	Insure roll up door between 2181 Williams and 1908 Doolittle is in working order
•	Insure front roll up door to 2181 Williams is in working order

PAINTING
•	Blow down dust and lint from warehouse ceiling	landlord
•	Paint exterior wall on south side of roll up door, roll up door and touch up	landlord

		BUDGET
	North wall along recessed truck dock.
•	Paint Office 1, Office 2, and hallway in front of Office 2 and restrooms	landlord

MISCELLANEOUS
•	Remove largest hoist from track (located closest to east wall)	$0
•	Fill secondary trench drains with concrete from in front of new passageway into 2189 Williams to northeast corner of warehouse.	landlord
•	Grind down steel studs and remainder of concrete equipment pads on north side of warehouse floor. Then clean warehouse floor	$4380
•	Seal warehouse floor	$3206
•	Clean and hose out trench drains.	landlord
•	Clean carpet in Office 2	landlord
•	Strip and clean existing VCT in Office 1	landlord

Contingency		$1,000

TOTAL		$62,041